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         As filed with the Securities and Exchange Commission on December 8, 1999

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                            SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                               -----------------------------

                                        FORM N-8A
                               NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a) OF THE
                           THE INVESTMENT COMPANY ACT OF 1940

                               -----------------------------

THE UNDERSIGNED  INVESTMENT COMPANY HEREBY NOTIFIES THE SECURITIES AND EXCHANGE COMMISSION
THAT IT REGISTERS  UNDER AND PURSUANT TO THE  PROVISIONS OF SECTION 8(a) OF THE INVESTMENT
COMPANY ACT OF 1940 AND IN CONNECTION WITH SUCH  NOTIFICATION OF REGISTRATION  SUBMITS THE
FOLLOWING INFORMATION:

NAME:                               VENUS SERIES TRUST

ADDRESS:                      186 LINCOLN STREET, SUITE #300
                                     BOSTON, MA 02111

NAME AND ADDRESS OF AGENT FOR
SERVICE OF PROCESS:                   VIKAS MEHROTRA
                               VENUS CAPITAL MANAGEMENT, INC.
                               186 LINCOLN STREET, SUITE #300
                               BOSTON, MASSACHUSETTS 02111

                               -----------------------------


COPIES TO:                           HARSHA MURTHY, ESQ.
                                  DUVAL & STACHENFELD LLP
                                   300 EAST 42ND STREET
                                 NEW YORK, NEW YORK 10017


                               -----------------------------


CHECK APPROPRIATE BOX:     REGISTRANT IS FILING A REGISTRATION STATEMENT PURSUANT TO
                           SECTION 8(b) OF THE INVESTMENT COMPANY ACT OF 1940
                           CONCURRENTLY WITH THE FILING OF FORM N-8A:  YES |X|  NO |_|


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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Notification of Registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and State of Massachusetts, on the 8th day of December, 1999.

                                 VENUS SERIES TRUST


                                 By:  /s/ Vikas Mehrotra
                                      ---------------------------------
                                      Name:  Vikas Mehrotra
                                      Title: Chairman and Sole Trustee

ATTEST:


/s/ Natasha Koprivica
------------------------
Name:   Natasha Koprivica
Title:  Secretary